Exhibit j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 23, 2018, relating to the financial statements and financial highlights, which appears in Virtus Variable Insurance Trust’s Annual Report on Form N-CSR for the year ended December 31, 2017. We also consent to the references to us under the headings “Glossary”, “Non-Public Portfolio Holdings Information”, “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 23, 2018